Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Tom Flaherty
Chief Financial Officer
Wayside Technology Group, Inc.
(732) 389-0932
tom.flaherty@waysidetechnology.com

Steve DeWindt Appointed to Wayside Technology Group Board of Directors

Seasoned software industry executive brings extensive and varied executive operating experience Shrewsbury, NJ, January 31, 2014 — Wayside Technology Group Inc. (NASDAQ:WSTG) today announced that Steve DeWindt has been appointed to Wayside’s board of directors.

“Steve DeWindt has an exceptional executive track record in the software industry,” said Simon F. Nynens, Chairman and Chief Executive Officer. “With his experience in high growth stage companies, we expect that Steve will add great value to our company as we continue our trajectory of growth and development.”

Steve DeWindt’s executive management and global sales experience spans more than three decades. During this time he led international sales and channel teams that generated more than $6 billion in sales. He provided leadership during critical high-growth stages of well-known high technology industry pioneers such as Intel and Computer2000 AG. At Intel, as Director of Worldwide Reseller Sales, he was responsible for indirect sales channels, as well as the development and implementation of new distribution strategies. Under Steve’s guidance as Co-President, Computer2000 AG — then Europe’s leading technology products distributor — grew from $800 million to $3.5 billion in revenues in less than four years, prior to its acquisition by TechData.

Steve also has hands-on entrepreneurial experience, including his tenure as co-founder of Sparxent, a roll up of service providers, and most recently as president and chairman of OptionEase, a software-as-a-service financial services company where Steve engineered its sale to Solium Capital.

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About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, DataCore, Datawatch, Dell/Dell Software, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SAP/Sybase, SmartBear, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Telerik, Unitrends, Veeam Software and VMware.

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The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.